Exhibit 3.370
“EXHIBIT A”
CODE OF REGULATIONS
of
WBT, INC.
ARTICLE I
Shareholders
     Section 1. Annual Meeting. The annual meeting of the shareholders of the corporation shall be held on the first Monday in February of each year, if not a legal holiday, and if a legal holiday, then on the next succeeding day which is not a legal holiday, at such hour and place as shall be stated in the notice of said meeting. At each annual meeting, the Board of Directors shall be elected and qualified, the reports of the officers shall be considered thereat, and any other business that shall be presented at any of said meetings may be transacted thereat.
     Section 2. Special Meetings. Special meetings of the shareholders may be called by the president or a vice president, by a majority of the members of the Board of Directors acting with or without a meeting, or by the persons who hold twenty-five percent of all of the shares outstanding and entitled to vote thereat.
     Section 3. Notices. Upon the request in writing delivered to the president by any person entitled to call a meeting of the shareholders, it shall be the duty of the secretary to give notice to the shareholders, and if such request be refused, then the person making such request may call a meeting by giving notice in the manner required by law. A notice of all meetings of the shareholders shall be given in writing by the secretary mailed to each shareholder of record entitled to notice of such meeting, at his address as it appears upon the records of the corporation, at least five (5) days prior thereto.
     Section 4. Quorum. The holders of a majority of shares outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall be requisite to and shall constitute a quorum at all meetings of the shareholders. If, however, such a number shall not be present or represented at any meeting of the shareholders, the shareholders present in person or by proxy shall have power to adjourn the meting from time to time without notice other than announcement at the meeting, until the requisite number of shares shall be represented. At such adjourned meeting at which the requisite number of shares shall be represented, any business may be transacted which might have been transacted at the meeting as originally called.
     Section 5. Signatures of Certificates. Certificates for shares shall be signed by the officers in the manner permitted by Section 1701.54 of the Revised Code of Ohio.
     Section 6. Transfers. Transfers of shares shall be made only upon the books of the corporation by the holder thereof in person or by his attorney or his legal representative, upon surrender and cancellation of the certificates for a like number of shares. The Board of Directors may make such rules and regulations, as it may deem expedient concerning the same, transfer and registration of shares of the corporation, including the issuance of a duplicate certificate in place of a lost certificate.
     Section 7. Closing of Transfer Books. A record of ownership and transfers of the shares of the corporation shall be kept in such manner and by such agencies as the Board of Directors may from time to time determine, and the books for transfers of shares may be closed at any time by order of the Board of Directors, but not for a period exceeding two (2) days.
     Section 8. Inspection and Audits. The person or persons who hold twenty-five percent (25%) of all shares outstanding of any class shall be entitled to inspect, examine, or audit, at any time, personally, or by agent, the property, books, records and accounts of the corporation.
ARTICLE II
Board of Directors
     Section 1. Number. The Board of Directors shall consist of not less than one (1), and not more than five (5) members.
     Section 2. Vacancies. Vacancies in the Board of Directors may be filled for the unexpired term by a majority vote of the remaining directors.
     Section 3. Meetings. All meetings of the Board of Directors may be held at such times and places, within or without the State of Ohio, as may be provided in the By-laws or resolutions adopted by the Board of Directors, and upon such notice, if any, shall be so provided therefor.

     Section 4. Quorum. A majority of the directors in office at the time shall constitute a quorum for the meeting of the Board of Directors, and an adjournment may be taken by a vote of the majority of those present at any meeting. At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of not less than a majority of the directors present.
     Section 5. By-laws. The Board may adopt By-laws for its government and therein or by resolution provide for such committees as may from time to time be found desirable.
     Section 6. Compensation. The Board of Directors is authorized to fix a reasonable compensation for attendance at any meeting of the Board to be paid to each director and the Board of Directors is authorized to set, fix and determine the salaries which shall be paid the respective executives of the corporation.
ARTICLE III
Officers
     Section 1. Election and Appointments. The Board of Directors, at its first meeting after the meeting of shareholders at which directors are elected, shall elect a president, vice president, secretary and treasurer, and such other officers as the Board may see fit. Any two or more of such officers, other than that of president and vice president, may be held by the same person, but no officers shall execute, acknowledge or verify any instrument in more than one capacity.
     Section 2. Tenure of Office. The officers of the corporation shall hold office during the pleasure of the Board of Directors who may remove any officer at any time. Vacancy in any office, however created, may be filled by the election by the Board of Directors.
ARTICLE IV
Corporate Seal
     The corporation shall have no seal.
ARTICLE V
     These regulations are at all times subject to the provisions of the articles of incorporation of the corporation, (including in such term, whenever used in these regulations, all amendments to the articles of incorporation in force at the time), and in case of any conflict between any provisions herein and in the articles, the provisions of the articles shall be deemed to govern.

ARTICLE VI
     These regulations may be altered, changed, modified, or amended in any respect, or superseded by new regulations, in whole or in part by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power with respect thereto at an annual or special meeting called for such purpose, or without a meeting by the written consent of the holders of record of all shares entitled to vote with respect thereto.
ARTICLE VII
     Each director, officer, and non-officer employee of the corporation shall be indemnified by the corporation against the costs and expenses reasonably incurred by him in connection with the defense of any action, suit or proceeding to which he is made a party by reason of his being or having been a director, officer, or non-officer employee of the corporation (whether or not he is a director, officer, or non-officer employee at the time of incurring such costs and expenses), except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for dereliction, or negligence in the performance of his duty as such director, officers, or non-officer employee. In case of the settlement of any action, suit or proceeding to which any director, officer, or non-officer employee of the corporation is made a party or which may be threatened to be brought against him by reason of his being or having been a director, officer, or non-officer employee of the corporation, he shall be indemnified by the corporation against the costs and expenses (including the cost of settlement), reasonably incurred by him in connection with suit, action, suit or proceeding (whether or not he is a director, officer, or non-officer employee, at the time of incurring such costs and expenses), if an independent quorum of the Board of Directors shall find that such director, officer, or non-officer employee, was not derelict or negligent in the performance of his duty as such director, officer, or non-officer employee with respect to the matters covered by such action, suit, or proceeding, and the cost to the corporation of indemnifying such director, officer, and non-officer employee (and all other directors, officers, and non-officer employees, if any, entitled to indemnification hereunder in such case, if such action, suit or proceeding were carried to a final adjudication in their favor would exceed the amount of costs and expenses to be reimbursed to such director, officer, or non-officer employee as a result of such settlement.

“EXHIBIT B”
BY-LAWS
of
WBT, INC.
ARTICLE I
Meetings
     Section 1. Annual Meeting. Upon the final adjournment of each annual meeting of the shareholders at which directors are elected, and upon the final adjournment of any special meeting of shareholders at which a Board of Directors is elected, the annual meeting of directors shall be held at the same place at which such meeting of shareholders was held for the purpose of the organization of a new Board of Directors, and election and appointment of officers and the transaction of any other business which may be presented thereat. No notice of such annual meeting need be given. If no annual meeting of the Board of Directors is so held, a special meeting may thereafter be called and held for the same purpose or purposes.
     Section 2. Regular Meetings. Regular meetings of the Board of Directors may be held at such time and place, within or without the State of Ohio, as may be from time to time prescribed by resolution of the Board of Directors. Unless otherwise provided in any such resolution, no notice of such regular meeting need be given.
     Section 3. Special Meetings. Special meetings of the Board of Directors may be held at any time, within or without the State of Ohio, upon call by the president, a vice president, or any two directors. Notice of such meeting shall be given to each director by letter or telegram, or in person not less than twenty-four (24) hours prior to such meeting; provided, however, that such notice shall be deemed to have been waived by the directors attending such meeting, and may be waived in writing or by telegram by any director, either before or after such meeting. Unless otherwise indicated in the notice thereof, any business may be transacted at any regular or special meeting.
ARTICLE II
Signatures
     The Board of Directors may from time to time fix by resolution the authorities of the various officers and employees of the corporation in respect to signatures in the corporation’s minutes.

ARTICLE III
Amendments
     These By-laws may be amended or added to by a majority action of the Board of Directors of the corporation.